Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve reports dated January 27, 2021, January 24, 2022 and August 5, 2022, and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2020, December 31, 2021, and June 30, 2022 included in or made part of this Registration Statement on Form S-1 of Bounty Minerals, Inc., including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm

/s/ W. Todd Brooker
W. Todd Brooker, P.E. President

Austin, Texas

November 9, 2022